Exhibit 11

August 8, 2017

Federated Equity Funds

400 Ericsson Drive

Warrendale, PA 15086-7561

Federated MDT Large Cap Value Fund 4000 Ericsson Drive Warrendale, PA 15086-7561 Federated MDT Equity Trust 4000 Ericsson Drive Warrendate, PA 15086-7561

Ladies and Gentlemen:

We have acted as counsel to Federated MDT Equity Trust, a Delaware statutory trust (the “Trust”), and its series, Federated MDT Large Cap Value Fund (the “Surviving Fund”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering Class A Shares, Class B Shares, Class C Shares, Class R Shares, Institutional Shares, Service Shares and Class R6 Shares of stock of the Surviving Fund to be issued pursuant to the Agreement and Plan of Reorganization by and between Federated Equity Funds, on behalf of Federate Clover Value Fund (“FCVF”) and the Trust, on behalf of the Surviving Fund (the “FCVF Agreement”) and the Agreement and Plan of Reorganization by and between Federated MDT Large Cap Value Fund (“FMLCV”) and the Trust, on behalf of the Surviving Fund (the “FMLCV Agreement” and, together with the FCVF Agreement, the “Agreements).

The FMLCV Agreement, in the form to be adopted by the Trust on behalf of the Surviving Fund and FMLCV provides for the transfer of all of FMLCV’s assets (subject to the stated liabilities of FMLCV accrued and reflected in the books and records and net asset value of FMLCV), in exchange solely for the shares of beneficial interest (Class A Shares, Institutional Shares, Class R6 Shares and Service Shares) of the Surviving Fund, respectively. Class A Shares of the Surviving Fund shall be distributed to holders of Class A Shares of FMLCV in proportion to such shareholders’ holdings on the reorganization date. Institutional Shares of the Surviving Fund shall be distributed to holders of Institutional Shares of FMLCV in proportion to such shareholders’ holdings on the reorganization date. Class R6 Shares of the Surviving Fund shall be distributed to holders of Class R6 Shares of FMLCV in proportion to such shareholders’ holdings on the reorganization date. Service Shares of the Surviving Fund shall be distributed to holders of Service Shares of FMLCV in proportion to such shareholders’ holdings on the reorganization date.

The FCVF Agreement, in the form to be adopted by the Trust, on behalf of the Surviving Fund and Federated Equity Funds on behalf of FCVF, provides for the transfer of all or substantially all of the FCVF’s assets (which offers Class A Shares, Class B Shares, Class C Shares, Class R Shares and Institutional Shares) to the Surviving Fund in exchange solely for the shares of beneficial interest (Class A Shares, Class B Shares, Class C Shares, Class R Shares and Institutional Shares) of the Surviving Fund, respectively. Class A Shares of the Surviving Fund shall be distributed to holders of Class A Shares of FCVF in proportion to such shareholders’ holdings on the reorganization date. Class B Shares of the Surviving Fund shall be distributed to holders of Class B Shares of FCVF in proportion to such shareholders’ holdings on the reorganization date. Class C Shares of the Surviving Fund shall be distributed to holders of Class C Shares of FCVF in proportion to such shareholders’ holdings on the reorganization date. Class R Shares of the Surviving Fund shall be distributed to holders of Class R Shares of FCVF in proportion to such shareholders’ holdings on the reorganization date. Institutional Shares of the Surviving Fund shall be distributed to holders of Institutional Shares of FCVF in proportion to such shareholders’ holdings on the reorganization date.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the FMLCV Agreement, the FCVF Agreement, the Trust’s Declaration of Trust, the By-Laws of the Trust, and the actions of the Trust that provide for the issuance of the Shares currently being registered, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and
2.	When issued and consideration therefor has been paid in accordance with the FMLCV Agreement and the FCVF Agreement, respectively, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP